EXHIBIT 21

WGL Holdings, Inc.
Subsidiaries of the above registrant as of September 30, 2001

Subsidiary Relationship Denoted by	Percent of Voting
Indentation	Securities Owned	State of Incorporation

WGL Holdings, Inc. (Parent)		Virginia
Washington Gas Light Company(a)	100%	Virginia and the District of Columbia
Hampshire Gas Company(a)	100%	West Virginia
Crab Run Gas Company(a)	100%	Virginia
Washington Gas Resources Corp. (a)	100%	Delaware
American Combustion Industries, Inc.	100%	Maryland
Washington Gas Credit Corporation	100%	Delaware
Washington Gas Consumer Services, Inc.	100%	Delaware
Washington Gas Energy Services, Inc.	100%	Delaware
Washington Gas Energy Systems, Inc. (b)	100%	Delaware
WG Maritime Plaza I, Inc.	100%	Delaware
Brandywood Estates, Inc. (b)	100%	Delaware
Primary Investors, LLC (c)	50%	Delaware

(a) Effective November 1, 2000, these companies became wholly owned subsidiaries of WGL Holdings, Inc. See Note 2 to the
Notes to the Consolidated Financial Statements regarding Corporate Restructuring.

(b) Effective October 1, 2000, these companies became wholly owned subsidiaries of Washington Gas Resources Corp.

(c) Represents a 50 percent equity investment. Effective November 1, 2000, this company became a 50- percent owned equity investment of WGL Holdings, Inc. See Note 2 to the Notes to the Consolidated Financial Statements regarding Corporate
Restructuring.